News Release 93	Liberty Star Uranium & Metals Corp.
May 18, 2010	http://www.LibertyStarUranium.com
FOR IMMEDIATE RELEASE	LBSR:OTCBB LBV: Frankfurt

LIBERTY STAR RECEIVES ZTEM REPORT – SHOWS “AT LEAST 6 TO 7 PORPHYRY COPPER SIGNATURES” IN BIG CHUNK SOUTH BLOCK, AK

Tucson, Arizona – May 18, 2010 - Liberty Star Uranium & Metals Corp. (The “Company,” LBSR: OTCBB) is pleased to announce that it has received the completed 2D ZTEM Report for the Big Chunk South Block from our geophysical contractor Geotech Ltd.  This professional report states that their interpretation “shows at least 6 to 7…..signatures..…that are consistent with porphyry copper responses….Comparison against ZTEM 2D resistivity inversion results have defined resistivity features that resemble typical potassic-altered core and pyritic-propylitic halos over known porphyry systems, extending to great depth (>1 km or 3,000 feet).”

These anomalies are in the size range of the footprint of the nearby Pebble deposit(s), also within the Big Chunk caldera, and go to significant depth.  Stated in the report “Porphyry coppers… tend to be associated with pronounced resistivity highs associated with a potassium rich altered core, surrounded by resistivity lows associated with pyrite propylitic alteration halos (i.e. Mt Milligan, San Juan-Lone Star, Morrison, etc.).” This is the Porphyry Copper Model, which Company Director Dr. John Guilbert co-developed and is described and illustrated in his book, Geology of Ore Deposits.

Comments James A. Briscoe (P. Geo), the Company’s CEO, “This is the culmination of our seven year long painstaking exploration process starting in 2003 with recognition of potential for numbers of porphyry copper occurrences along the moat zone of the Big Chunk caldera, hidden under post mineral material including cover left by glacial action.  All of our collected millions of pieces of exploration data fit together like a complicated but now essentially completed puzzle.  Our geochemistry tells us we are in the proper metal zone(s) and the ZTEM tells us porphyry systems are present and gives us specific targets to drill.”

The Company continues aggressively to seek joint venture partner(s) to drill these geophysically defined porphyry anomalies.  Geosciences/Mining professionals may contact Mr. Briscoe directly: 520-721-1375 or jbriscoe@libertystaruranium.com.

For the board of directors,
“James A. Briscoe”
James A. Briscoe, P. Geo.
President & CEO
Liberty Star Uranium Corp.

SAFE HARBOR STATEMENT
Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include: that there are 6 or 7 signatures that are consistent with porphyry copper deposits; that the anomalies have a footprint the size of Pebble’s nearby deposit; that we are in the proper metal zone(s) and the ZTEM tells us porphyry systems are present and gives us specific targets to drill.  Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not locate or agree to terms with potential partners for their incurring of exploration costs (which is essential to us), we may not be able to get equipment or labor as we need it; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that because we are behind in payments, our creditors could seize our assets including our mineral properties; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

For information about the Big Chunk Super Project, visit our website:

http://www.libertystaruranium.com/www/projects/big-chunk-super-project

Contact:

Tracy Myers
Investor Relations
Liberty Star Uranium & Metals Corp.
520-731-8786

info@libertystaruranium.com